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                                  NEWS RELEASE
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Release Date:   Tuesday, December 16, 2008

Release Time:   Immediate

Contact:        Eric E. Stickels, Executive Vice President & CFO

Phone:          (315) 366-3702

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    Stevens and Wight named to Oneida Financial Corp. Board

         Oneida, NY, December 16, 2008 - Oneida Financial Corp. (NASDAQ: ONFC) ("Oneida"), the parent company of The Oneida Savings Bank is proud to announce the addition of Dr. Ralph M. Stevens and Dr. John A. Wight to its Board of Directors, effective January 1, 2009. The Company's Board of Directors elected Drs. Stevens and Wight to serve following the recent resignation of Michael A. Miravalle as a member of the board due to his relocation outside of New York State. The Oneida Financial Corp. Board of Directors was increased to ten (10) members with the additions of Drs. Stevens and Wight.

         Dr. Ralph L. Stevens, M.D. is the founder and medical director of Oneida Medical Imaging Center located in Oneida, New York. Stevens is a graduate of Yale College in New Haven, CT and SUNY Upstate College of Medicine in Syracuse, NY. Prior to developing a technologically advanced radiology and imaging center in 1997, Dr. Stevens was employed for nearly 10 years by the Oneida City Hospital in the radiology unit. He has been an active member of the Madison County Medical Society, Oneida Rotary Club, Yale Club of Central New York and other civic and philanthropic organizations. In addition to his private medical practice, Dr. Stevens is a Clinical Professor of Radiology at SUNY Upstate Medical University. Dr. Stevens resides in Cazenovia, NY with his family

         Dr. John A. Wight, M.D. is the founder and managing director of Tri-Valley Family Practice located in Vernon, New York. Wight is a graduate of SUNY Geneseo in Geneseo, NY and SUNY Upstate College of Medicine in Syracuse, NY. Prior to establishing a medical practice in Central New York in 1988 that currently includes nine (9) practicing physicians, Dr. Wight performed family practice residency work at St. Margaret Memorial Hospital in Pittsburgh, PA followed by joining a private medical practice in Canastota, NY. He is a member of the American Academy of Family Physicians, Central New York Independent Physicians Association and a board member of VVS Dollars for Scholars. Wight also serves as Chief of Medical Staff at the Oneida Heathcare Center in Oneida, NY. Dr. Wight resides with his family in Vernon, NY.

         Stevens and Wight will also serve on the board of Oneida Savings Bank as directors and they have been appointed as Trustees of Oneida Financial MHC, the mutual holding company of Oneida Financial Corp. The initial appointment of both to the board of directors of Oneida Financial Corp. will expire on the date of the Annual Meeting of Shareholders scheduled for May 5, 2009 at which time the new directors will be presented for election.

         Oneida Financial Corp. reported total assets at September 30, 2008 of $549.9 million and shareholders' equity of $50.7 million. The Company's wholly owned subsidiaries include; The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank, State Bank of Chittenango, a state chartered limited-purpose commercial bank, Bailey, Haskell & LaLonde Agency, an insurance and financial services company, Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm and Workplace Health Solutions, Inc., a firm working with employers to mitigate and prevent workplace injuries. Oneida Savings Bank was established in 1866 and operates twelve full-service banking offices in Madison, Oneida and Onondaga counties.